UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/10/2015

Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24020

DE	61-1321992
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Bullitt Lane, Suite 450, Louisville, KY 40222
(Address of principal executive offices, including zip code)

502-329-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

In connection with the Company's consideration of various alternatives for extending and expanding its capital financing arrangements, the Company has amended its revolving credit facility ("Loan Agreement") with PNC Bank, National Association ("Bank"). Effective as of February 10, 2015, the Company and the Bank signed a Joinder And Amendment No. 1 To Loan Documents ("Loan Amendment"), together with the Company's domestic subsidiaries (Sypris Technologies, Inc., Sypris Technologies Kenton, Inc., Sypris Technologies Marion, LLC, Sypris Technologies Mexican Holdings, LLC, Sypris Data Systems, Inc. and Sypris Electronics, LLC, including the joinder of several more recently-formed subsidiaries, Sypris Technologies Northern, Inc., Sypris Technologies Southern, Inc., and Sypris Technologies International, Inc.) (collectively, the "Subsidiary Guarantors")). Among other things, the Loan Amendment formalizes the Company's prior commitment to obtain the consent of the Bank before making dividend payments when, as currently, our excess borrowing availability is below certain levels and/or to limit certain funds-transfers outside of the United States.

While the Company continues to explore a number of mutually beneficial alternatives with the Bank, among others, the Company will continue to limit its aggregate borrowings to the financing of its basic working capital needs, primarily including certain inventories, accounts receivable, plant and equipment and similar "borrowing base" needs. As these amounts are not expected to exceed $25 million during the term of the Loan, the Loan Amendment has also reduced certain fees associated with the Company's un-utilized excess borrowing capacities and reduced such reserved capacities to $25 million, from $50 million.

The Company can give no assurances that the risk factors disclosed in the Company's most recent Form 10-K, Form 10-Q and other securities filings with the U.S. Securities and Exchange Commission, including changing business, regulatory or economic conditions, might not cause the Company to violate one or more covenants which could result in any default or acceleration of any obligations under the Loan Amendment or any other agreements, or adversely impact the Company's efforts to obtain such consent from the Bank and to reinstate such dividends in the future, or otherwise impact the Company's ongoing business plans, strategies or financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sypris Solutions, Inc.

Date: February 17, 2015	By:	/s/ John R. McGeeney
John R. McGeeney
Vice President, General Counsel and Secretary